Exhibit 10.25

November 11, 2025

Alexander Manganiello

Dear Alex:

On behalf of Novanta Inc. (“Novanta” or “the Company”), I am pleased to confirm our offer for the position of General Counsel & Corporate Secretary, Novanta, reporting to Matthijs Glastra, Chair and Chief Executive Officer of Novanta. This position will be based in our offices in Massachusetts. Subject to the fulfillment of the conditions included in this letter, you will commence this new position with Novanta on or before December 1st, 2025.

Base Salary: Your base salary will be $515,000.00 on an annualized basis; paid bi-weekly minus legally required and voluntarily authorized deductions. This position is classified as exempt, and you will not be eligible for overtime pay. Your next merit review will be in 2027.

Bonus: Beginning with the 2026 performance year, you will be eligible to participate in the Company’s Short-Term Incentive (“STI”) plan. For the 2026 performance year, you will be eligible to participate in Plan A. As part of this plan, you will be eligible to participate with a full year on-target bonus opportunity of 65% of your base salary at 100% achievement of STI plan targets. Payment of this bonus will be based upon achievement of the STI plan financial targets and board of director discretion. The STI plan operates on an annual cycle, and no incentive payments will be paid unless you are actively employed by the Company at the time incentive payments are made. For 2026 performance year, the Short-Term Incentive (STI) plan anticipated payment is expected to be made in Q1 of 2027.

Sign-On Bonus: In addition, you will receive a sign-on bonus of $250,000.00 payable in January, 2026, on or about the 15th day of the month. The sign-on bonus will be subject to all applicable taxes and withholdings. Please note that as a condition of the sign-on bonus, if you voluntarily terminate your employment for any reason within the first year of your employment, you will be required to repay 100% of the sign-on bonus before tax (gross) within thirty (30) days of your termination. If you voluntarily terminate your employment for any reason prior to completion of your full second year of your employment, you will be required to re-pay 50% of the sign-on gross bonus within thirty (30) days of your termination. You hereby authorize the Company to deduct any such amounts from wages or monies that otherwise would be paid to you at the time employment ends.

Offer Equity Grant: As approved by the Compensation Committee of the Company’s Board of Directors, you are eligible for an equity grant in connection with joining the Company. This grant will be in the form of Restricted Stock Units (RSUs) with a recommended grant date value of $1,400,000.00 ($1.4 million). The RSUs will be granted on the 15th calendar day of the month following the month including your start date with Novanta (or, if such date is not a business day, the next business day). The dollar amount will be converted to a specific number of RSUs based on the closing price of Novanta shares on the date of the grant. The RSUs will have a three-year, time-based vesting schedule (i.e., one third of the units vesting on each annual anniversary of the grant date), subject to your continued employment with the Company through each applicable vesting date. The RSUs will be subject to the terms and conditions of the Novanta Inc. 2010 Incentive Award Plan, as amended (the “Plan”), and an equity award agreement.

Equity Participation: As an Executive Leader at Novanta, it is anticipated you will participant in Novanta’s Long-Term Incentive plan, known as the Senior Management Incentive Plan (“SMIP”). This plan anticipates you will be eligible for an annual equity grant, starting in 2026, and whose form and dollar value is determined and granted annually at the discretion of Novanta’s Board of Directors. Further grants occur each year and are determined at the discretion of the Board of Directors. The form and terms and conditions of the annual grants will be determined by the Novanta Compensation Committee as part of the annual compensation planning process for senior leadership in the company. For the 2026 SMIP period, your annual equity grant pursuant to the SMIP will have a grant date value of $1,200,000.00 ($1.2 million).

All equity grant awards are conditional on your signature acknowledging and agreeing to be bound by the terms and conditions of the Plan, the applicable equity award agreement, and an Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement.

Employee Benefits: You are eligible for benefits effective as of your hire date if you elect to participate in the benefit plans. As an exempt employee, you are eligible for Flexible Time-Off. This policy allows for you to take an unlimited amount of paid time off in lieu of a traditional “Paid Time Off” or “Vacation” policy, provided there is manager approval for the time away from work and performance goals are being met. For more information, please refer to the Novanta Flexible Time-Off Policy. For 2025, Novanta provides 11 paid holidays to all eligible employees. Should you have any questions regarding the benefit programs, please do not hesitate to contact usbenefits@novanta.com.

Severance: If your employment with Novanta is involuntarily terminated by the company (other than for Cause) or by you for Good Reason, you will be eligible for a severance benefit in the amount of twelve (12) months of base salary, payable over twelve (12)

months in accordance with the company's customary payroll practices. The severance benefits described above are conditioned upon your execution and non-revocation of (and the expiration of any applicable revocation period related to) a release in the company's customary form within (60) days of the termination date. If that sixty (60) day period spans two calendar years, severance payments will not begin until the later year. The Company shall have “Cause” to terminate Employee’s employment hereunder upon: (i)

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Employee’s willful failure to substantially perform Employee’s duties to the Company and/or any of its subsidiaries which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) Employee’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company or any direct supervisor of Employee, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) Employee’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (iv) Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities for the Company and/or any of its subsidiaries. Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.
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Employee shall have “Good Reason” to terminate Employee’s employment after the occurrence of one or more of the following conditions without Employee’s consent: (i) a material diminution in the nature or scope of Employee’s responsibilities, duties or authority or a material diminution in the Employee’s title; or (ii) a material change in the geographic location at which Employee must perform Employee’s material services for the Company (which shall in no event include a relocation of Employee’s principal place of business less than 50 miles from the metropolitan area in which Employee’s principal place of business is located immediately prior to the date of Employee’s termination of employment; provided, however, that, notwithstanding the foregoing, Employee may not terminate Employee’s employment for Good Reason unless: (A) Employee provides the Company with at least thirty (30) days written notice of Employee’s intent to terminate for Good Reason (which notice is provided not later than the 90th day following Employee’s knowledge of the occurrence of the event constituting Good Reason); and (B) the Company does not remedy the alleged violation(s) within such 30-day period.
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All payments and benefits provided to you under this offer letter are intended to be exempt from or comply with section 409A of the Internal Revenue Code (so that the penalty taxes under Section 409A do not apply to you) and, if applicable, the payment of your severance payments will be delayed to the extent necessary to avoid the penalty taxes under Section 409A (including for up to six months if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A). To the extent any payments under this offer letter constitute non-qualified deferred compensation under Section 409A, such payments will only be made when your termination of employment is a “separation from service” under Section 409A. and each installment payment under this offer letter will be treated as a right to receive a separate and distinct payment.

Other Matters: In accordance with the Immigration Reform & Control Act of 1986 (IRCA), employment in the United States is conditional upon proof of eligibility to legally work in the United States. Each employer must verify the identity and employment eligibility of anyone to be hired. Within three working days of your start date, you are required to provide documentation of your identity and your authorization to work in the United States. We will not be able to employ you if you fail to comply with this requirement.

This offer is contingent on passing our standard background check, your ability to satisfy the requirements of the Immigration Reform and Control Act of 1986, and your ability to meet the export compliance requirements set forth by the International Trade Administration U.S. Department of Commerce. The background check must be successfully completed (in Novanta’s discretion) prior to your first day of employment.

This offer is contingent upon your having provided us with a copy of any agreement that could limit your ability to perform all your duties for the Company and the Company’s determination to proceed with an offer. All employees are required to sign an invention and non-disclosure agreement, the Company’s Code of Ethics and Foreign Corrupt Practices Act Policy as a condition of employment. You can find a copy of the Code of Business Conduct at http://www.novanta.com/about-us/corporate-citizenship/ or you may obtain a written copy from the undersigned or any Human Resources representative.

At-will Employment/Applicable Law: While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter Novanta’s policy under which both you and the Company remain free to end the employment relationship at any time and for any reason. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit beyond the end of your employment with the Company. This letter [and your noncompete agreement] constitutes the entire offer regarding the terms and conditions of your employment with Novanta and supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment and all employment related laws (including, without limitation, laws governing discrimination and wage and hour laws) shall be governed by the laws of the state where you reside and primarily perform your services for Novanta.

Alex, we look forward to your employment with Novanta and to your joining the Novanta Team.

This offer is valid until 5:00 pm on November 14, 2025. Please sign below, as an acceptance of this offer and confirm your start date, and return this signed document as soon as possible. This offer letter replaces any and all outstanding offers pending at this time.

Sincerely,

/s/ Liam Weston – Chief Human Resources Officer

/s/ Alexander Manganiello - Acceptance Signature

12/1/2025

Start Date Confirmation